Exhibit 5.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

May 8, 2015

Telefonaktiebolaget LM Ericsson

SE-164 83

Stockholm, Sweden

Ladies and Gentlemen:

We have acted as United States counsel to Telefonaktiebolaget LM Ericsson, a public limited liability company organized under the laws of the Kingdom of Sweden (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of debt securities (the “Securities”). The Securities will be issued under an indenture (the “Indenture”) dated as of May 9, 2012 between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of Sweden and has duly authorized, executed and delivered the Indenture in accordance with its articles of association and the law of Sweden, (2) execution, delivery and performance by the Company of the Indenture and the Securities do not and will not violate the law of Sweden or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (3) execution, delivery and performance by the Company of the Indenture and the Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company or officers of the Company duly authorized by the Board of Directors (such Board of Directors or authorized officers being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 4.4 of the Indenture or (B) Section 10.13 of the Indenture relating to the severability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP